SUNTRUST BANKS, INC.

DEFERRED COMPENSATION PLAN

AMENDED AND RESTATED EFFECTIVE AS OF
January 1, 2012
Including Amendments through December 31, 2012

SUNTRUST BANKS, INC.
DEFERRED COMPENSATION PLAN
TABLE OF CONTENTS
Page
ARTICLE 1    ESTABLISHMENT AND PURPOSE    1
ARTICLE 2    DEFINITIONS        3
2.1    Account        3
2.2    Affiliate        3
2.3    AIP            3
2.4    Base Salary        3
2.5    Beneficiary        3
2.6    Board            3
2.7    Cause            4
2.8    Change in Control     4
2.9    Code            5
2.10    Committee        5
2.11    Company Contribution    5
2.12    Company Contribution Account    5
2.13    Date of Hire        6
2.14    Deferral Election Form    6
2.15    Designated Distribution Date    6
2.16    Disabled or Disability     6
2.17    Eligible Employee     6
2.18    Eligible Income    6
2.19     Eligible Plans    7
2.20    Employee        7
2.21    ERISA        7
2.22    ERISA Excess Plan Participant    7
2.23    Incentive Award    7
2.24    Investment Fund     7

1

2.25    Key Employee    7
2.26    Mandatory Deferral    8
2.27    Newly Hired Eligible Employee    8
2.28    Participant        8
2.29    Plan            8
2.30    Plan Administrator     8
2.31    Plan Year        8
2.32    Restoration Plan Participants    8
2.33    Retirement        9
2.34    Retirement Plan    9
2.35    Separation from Service or Separate from Service    9
2.36    SERP            9
2.37    SERP Account    9
2.38    SERP Benefit    9
2.39    Specified Date    9
2.40    SunTrust        9
2.41    Tier 1 and Tier 2 SERP Participants    9
2.42    True-Up Contribution    9
2.43    Valuation Date    9
2.44    Years of Vesting Service    10
ARTICLE 3    PARTICIPATION AND CONTRIBUTIONS    10
3.1    Participation         10
3.2    Deferral Elections    10
(a)    Base Salary    10
(b)    Incentive Awards    10
3.3    Time and Manner of Making Deferral Elections    10
(a)    Newly Hired Eligible Employee     10
(b)    No Commencement after Promotion or Rehire    11
3.4    Mandatory Deferrals    11
3.5    Company Contributions     11

2

(a)    Matching Contributions    11
(b)    Company Discretionary Contributions    11
(c)    Special One-Time Company Contributions    12
(d)    Eligible Income    13
3.6    True-Up Contributions    13
(a)    Nonqualified True-Up Contribution    13
(b)    Savings Plan True-Up Contribution    14
3.7    Cancellation of Deferral Election    14
3.8    Transferred SERP Benefits    14
ARTICLE 4    INVESTMENTS        15
4.1    Generally        15
4.2    Default Investment    15
4.3    No Actual Investment Required    15
4.4    Compliance with Securities Laws    15
ARTICLE 5    ALLOCATION TO ACCOUNTS    15
5.1    General        15
5.2    Distributions and Forfeitures    16
5.3    Earnings and Losses    16
ARTICLE 6    VESTING            16
6.1    Generally        16
6.2    Mandatory Deferrals     16
6.3    Change in Control    17
6.4    Exception        17
6.5    Vesting of Company Contribution Account    17
ARTICLE 7    DISTRIBUTIONS        18
7.1    Normal Form of Payment and Commencement    18
7.2    Alternate Form of Payment Election    18
(a)    Procedure for Installment Election     18
(b)    Cash-Out    18
7.3    Key Employee Delay    19

3

7.4    In-Service Distribution Election    19
(a)    Earlier Separation from Service    19
(b)    Sub-Account    20
(c)    No Company Contributions    20
7.5    Subsequent Deferral Election    20
7.6    Payment of Death Benefit    20
7.7    Disability        20
7.8    Withdrawals for Unforeseeable Emergency    21
(a)    Definition     21
(b)    Participant Evidence    21
7.9    Distribution of Mandatory Deferrals    21
7.10     Effect of Taxation    21
7.11    Permitted Delays    21
ARTICLE 8    PLAN ADMINISTRATION    22
8.1    General Administration    22
8.2    Responsibility of Administrator    22
8.3    Books, Records and Expenses    23
8.4    Compensation    23
8.5    Indemnification    23
8.6    Claims        23
ARTICLE 9    MISCELLANEOUS        23
9.1    Construction        23
9.2    Severability        24
9.3    No Alienation or Assignment    24
9.4    Incapacity of Recipient    24
9.5    Unclaimed Benefits    24
9.6    Not a Contract of Employment    24
9.7    Unfunded Plan    24
(a)    Contractual Liability of SunTrust     24
(b)    Rabbi Trust    25

4

9.8    Right to Amend or Terminate Plan    25
(a)    Distribution of Accounts     25
(b)    Amendment Restrictions    26
9.9    Taxes            26
9.10    Binding Effect    26
9.11    Governing Law    27
9.12    Regulatory Requirements    27
ADDENDUM A    Amounts Deferred Under 401(k) Excess Plan    A-1
ADDENDUM B    Amounts Deferred Under the Prior Deferred    B-1
Compensation Plan

5

SunTrust Banks, Inc. Deferred Compensation Plan

Amended and Restated
Effective January 1, 2012
Including Amendments through December 31, 2012

ARTICLE 1

Establishment and Purpose

The SunTrust Banks, Inc. Deferred Compensation Plan is hereby amended and restated effective January 1, 2012 (the “Plan”), and except as otherwise specifically noted, continues to provide a nonqualified and unfunded deferred compensation program to Eligible Employees pursuant to the terms and provisions set forth below, as subsequently amended from time to time. The Plan was amended in 2011 and 2012 to provide for additional Company Contributions. This January 1, 2012 amendment and restatement incorporates the 2011 and 2012 amendments and such other amendments as necessary for the administration and operation of the Plan.

In addition, the Plan was previously amended and restated effective January 1, 2010 to reflect authorized design changes in connection with the December 31, 2009 merger of the SunTrust Banks, Inc. 401(k) Excess Plan (the “401(k) Excess Plan”) and the prior SunTrust Banks, Inc. Deferred Compensation Plan (the “Prior Deferred Compensation Plan”), which were both previously amended and restated effective January 1, 2009 for compliance with section 409A of the Internal Revenue Code (“Code”).

SunTrust Banks, Inc. (“SunTrust”) originally established the Prior Deferred Compensation Plan effective October 1, 1999, by combining and restating the SunTrust Management Incentive Plan Deferred Compensation Plan Fund (the “MIP Fund”) and the SunTrust Performance Unit Plan Deferred Compensation Plan (the “PUP Fund”). All accounts in the MIP Fund and PUP Fund existing as of September 30, 1999 became subject to the terms of the Prior Deferred Compensation Plan. The Prior Deferred Compensation Plan was established to provide a single deferred compensation plan as the means whereby participants in the SunTrust Management Incentive Plan (“MIP”) and the SunTrust Performance Unit Plan (“PUP”) could defer receipt of all or a portion of their MIP awards and PUP awards as well as future awards provided by certain select bonus and incentive programs.

SunTrust established the 401(k) Excess Plan to provide benefits to certain highly compensated employees that were not otherwise allowed under SunTrust’s qualified 401(k) plan due to the limitations of Code sections 401(a)(17), 402(g) and 415(c). Effective July 1, 1999, the Crestar Additional Nonqualified Executive Plan (the “ANEX Plan”), a deferral plan similar to the 401(k) Excess Plan, was merged into the 401(k) Excess Plan and the existing account balances attributable to both the 401(k) Excess Plan and the ANEX Plan as of June 30, 1999, were frozen as to future contributions and renamed the “Excess Plan Frozen Balance” and the “ANEX Frozen Balance,” respectively.

The terms of the Plan, as set forth herein, shall govern the deferral and distribution of Eligible Income (as defined below) earned after 2009 with respect to services performed on and after January 1, 2010. In addition, the distribution of all amounts earned prior to 2010 and deferred under the 401(k) Excess Plan or the Prior Deferred Compensation Plan, including the benefits under the prior plans as described above, shall be made in accordance with the terms of the 401(k) Excess Plan and the Prior Deferred Compensation Plan as in effect immediately prior to the merger of these two plans on December 31, 2009, including any “grandfathered amounts” that were earned and vested (within the meaning of Code section 409A and regulations thereunder) under each plan prior to 2005 (and earnings thereon) (the “Grandfathered Amounts”). Benefits earned under the 401(k) Excess Plan and the Prior Deferred Compensation Plan prior to 2010 have been maintained in separate accounts. As provided by the Plan Administrator, all amounts credited under the Plan, including amounts credited under the 401(k) Excess Plan and the Prior Deferred Compensation Plan prior to 2010, shall be subject to the investment provisions set forth in Article 4. The relevant terms of the 401(k) Excess Plan and the Prior Deferred Compensation Plan, including the provisions relating to the Grandfathered Amounts, on December 31, 2009 are summarized in Addenda A and B, respectively.

The Plan is intended (1) to comply with Code section 409A and official guidance issued thereunder (except with respect to any Grandfathered Amounts), (2) to be “a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, and (3) to comply with certain other regulatory requirements imposed upon SunTrust and its Affiliates, as described in Section 9.12. Notwithstanding any other provision of this Plan, this Plan shall be interpreted, operated and administered in a manner consistent with these intentions.

ARTICLE 2

Definitions

The following capitalized terms will have the meanings set forth in this Article 2 whenever such capitalized terms are used throughout this Plan (except for Addenda A and B):

2.1
Account means the bookkeeping account established by SunTrust for each Participant electing to defer Eligible Income or being credited with Mandatory Deferrals under the Plan. A Participant’s Account shall be utilized solely as a device for the determination and measurement of the amount of benefits to be paid to the Participant pursuant to this Plan. A Participant’s Account shall not constitute or be treated as a trust fund of any kind and may be divided into one or more sub-accounts, depending on the source of contributions, the type of Investment Fund selected or the distribution timing and payment method.

2.2	Affiliate means any corporation or other entity that is treated as a single employer with SunTrust under Code sections 414(b) or (c).

2.3	AIP means SunTrust Banks, Inc. Annual Incentive Plan, as amended from time to time.

2.4
Base Salary means the pre-tax amount of an Eligible Employee’s regular base salary from SunTrust and all Affiliates as in effect from time to time during a Plan Year, disregarding any deferrals or withholdings from such base salary and including any compensation classified on the payroll as vacation pay or sick pay earned during that Plan Year. Base Salary shall not include any amount of an Eligible Employee’s base salary payable in a form denominated by the Committee as “salary shares” or “salary units.”

2.5
Beneficiary means one or more persons or one or more entities entitled to receive any benefits payable under this Plan at the Participant’s death. A Participant may name one or more primary Beneficiaries and one or more secondary Beneficiaries. A Participant may revoke a Beneficiary designation by filing a new beneficiary designation form or a written revocation with the Plan Administrator. If the Plan Administrator is not in receipt of a properly completed beneficiary designation form at the Participant’s death, or if none of the Beneficiaries named by the Participant survives the Participant or is in existence at the date of the Participant’s death, then the Participant’s Beneficiary shall be the Participant’s estate.

2.6	Board means the Board of Directors of SunTrust.

2.7
Cause means for purposes of this Plan and as determined by the Plan Administrator, in its sole discretion, one or more of the following actions that serves as the primary reason(s) for the termination of the Participant’s employment with SunTrust or an Affiliate:

(a)
the Participant’s willful and continued failure to perform his job duties in a satisfactory manner after written notice from SunTrust to Participant and a thirty (30) day period in which to cure such failure;

(b)	the Participant’s conviction of a felony or engagement in a dishonest act, misappropriation of funds, embezzlement, criminal conduct or common law fraud;

(c)	the Participant’s material violation of the Code of Business Conduct and Ethics of SunTrust or the Code of Conduct of an Affiliate;

(d)
the Participant’s engagement in an act that materially damages or materially prejudices SunTrust or an Affiliate or the Participant’s engagement in activities materially damaging to the property, business or reputation of SunTrust or an Affiliate; or

(e)
the Participant’s failure and refusal to comply in any material respect with the current and any future amended policies, standards and regulations of SunTrust, any Affiliate and their regulatory agencies, if such failure continues after written notice from SunTrust to the Participant and a thirty (30) day period in which to cure such failure, or the determination by any such governing agency that the Participant may no longer serve as an officer of SunTrust or an Affiliate.

Notwithstanding anything herein to the contrary, if a Participant is subject to the terms of a change in control agreement with SunTrust (the “Change in Control Agreement”) at the time of his termination of employment with SunTrust or an Affiliate, solely for purposes of such Participant’s benefits under the Plan, “Cause” shall have the meaning provided in the Change in Control Agreement.

2.8
Change in Control means a change in control of SunTrust of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 as in effect at the time of such “change in control”, provided that such a change in control shall be deemed to have occurred at such time as (i) any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the

Securities Exchange Act of 1934), is or becomes the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) directly or indirectly, of securities representing 20% or more of the combined voting power for election of directors of the then outstanding securities of SunTrust or any successor of SunTrust; (ii) during any period of two (2) consecutive years or less, individuals who at the beginning of such period constitute the Board of SunTrust cease, for any reason, to constitute at least a majority of such Board, unless the election or nomination for election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; (iii) there is a consummation of any reorganization, merger, consolidation or share exchange as a result of which the common stock of SunTrust shall be changed, converted or exchanged into or for securities of another corporation (other than a merger with a wholly-owned subsidiary of SunTrust) or any dissolution or liquidation of SunTrust or any sale or the disposition of 50% or more of the assets or business of SunTrust; or (iv) there is a consummation of any reorganization, merger, consolidation or share exchange unless (A) the persons who were the beneficial owners of the outstanding shares of the common stock of SunTrust immediately before the consummation of such transaction beneficially own more than 65% of the outstanding shares of the common stock of the successor or survivor corporation in such transaction immediately following the consummation of such transaction and (B) the number of shares of the common stock of such successor or survivor of SunTrust beneficially owned by the persons described in Section 2.7(iv)(A) immediately following the consummation of such transaction is beneficially owned by each such person in substantially the same proportion that each such person had beneficially owned shares of SunTrust’s common stock immediately before the consummation of such transaction, provided (C) the percentage described in Section 2.7(iv)(A) of the beneficially owned shares of the successor or survivor corporation and the number described in Section 2.7(iv)(B) of the beneficially owned shares of the successor or survivor corporation shall be determined exclusively by reference to the shares of the successor or survivor corporation which result from the beneficial ownership of shares of common stock of SunTrust by the persons described in Section 2.7(iv)(A) immediately before the consummation of such transaction.

2.9	Code means the Internal Revenue Code of 1986, as amended.

2.10	Committee means the Compensation Committee of the Board.

2.11	Company Contribution means the amount credited to a Participant’s Company Contribution Account, as described in Section 3.5.

2.12	Company Contribution Account means a bookkeeping account established by SunTrust for each Participant credited with Company Contributions or True-Up Contributions.

2.13	Date of Hire means the date of an Employee’s first day of active employment with SunTrust or an Affiliate.

2.14
Deferral Election Form means the form that a Participant uses to elect to defer receipt of all or a portion of his Eligible Income and/or to elect the time or form of payment for an amount deferred under this Plan.

2.15
Designated Distribution Date means the date determined by the Plan Administrator within the first quarter of the calendar year selected by a Participant as the Specified Date for payment of an in-service distribution pursuant to Section 7.4.

2.16
Disabled or Disability means a Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Participant’s employer and, in addition, has begun to receive benefits under SunTrust’s Long-Term Disability Plan.

2.17
Eligible Employee means an Employee who is selected by the Plan Administrator as eligible to make a deferral election under this Plan and who belongs to a “select group of management or highly compensated employees,” as such phrase is defined under ERISA. Generally, an Eligible Employee means an Employee participating in the AIP and in Grade 52 or higher, an Employee in Grade 53 or higher, or an Employee otherwise designated by the Plan Administrator based on other eligibility criteria, such as a minimum compensation level or prior participation in the 401(k) Excess Plan or the Prior Deferred Compensation Plan. The Plan Administrator, in its sole discretion, may: (a) change such requisite grade level and may determine other appropriate grade levels for elective deferrals to this Plan on an individual basis, (b) establish minimum compensation levels required for Eligible Employees, and (c) determine whether an Eligible Employee may defer Base Salary. For purposes of the Company Discretionary Contribution under Section 3.5(b), an Employee must be (a) an Eligible Employee prior to the beginning of the Plan Year for which the contribution is made or (b) a Newly Hired Eligible Employee during the Plan Year for which the contribution is made. If an employee becomes an Eligible Employee for purposes of this Plan after the beginning of a Plan Year, but is not a Newly Hired Eligible Employee, he is not eligible for the Company Discretionary Contribution under Section 3.5(b) for that Plan Year.

2.18	Eligible Income means Base Salary and Incentive Awards.

2.19
Eligible Plans mean the AIP and the functional incentive plans sponsored by SunTrust or an Affiliate and approved by the Plan Administrator that provide for bonus, incentive, commission or similar variable pay to Employees, which pay is approved as eligible for voluntary or mandatory deferral under this Plan.

2.20
Employee means an individual who is a regular, common-law employee on the U.S. payroll of SunTrust or an Affiliate. The term “Employee” shall not include a person hired as an independent contractor, leased employee, consultant, or a person otherwise designated by SunTrust or an Affiliate as not eligible to participate in the Plan, even if such person is determined to be an “employee” of SunTrust or an Affiliate by any governmental or judicial authority.

2.21	ERISA means the Employee Retirement Income Security Act of 1974, as amended.

2.22
ERISA Excess Plan Participants mean, for purposes of determining certain Company Contributions described in Section 3.5(c), the Employees accruing benefits in the SunTrust Banks, Inc. ERISA Excess Retirement Plan, as amended and restated from time to time (the “ERISA Excess Plan”), as of December 31, 2011 and those Employees who accrued benefits under the ERISA Excess Plan during the 2011 Plan Year but terminated employment due to the circumstances set forth in Section 3.5(b)(2).

2.23
Incentive Award means the pre-tax amount of an Eligible Employee’s bonus, incentive or commission, or similar variable pay, disregarding any deferrals, offsets, or withholdings from such incentive award, which is earned under an Eligible Plan. Notwithstanding the foregoing, Incentive Awards shall exclude any bonus pay that is not earned under a pre-determined plan, such as any non-reoccurring promotional program, referral, signing or spot bonuses, and any bonus pay that is payable on a monthly basis under an Eligible Plan.

2.24
Investment Fund means each investment vehicle that, for bookkeeping purposes, is used to determine the earnings that are credited and the losses that are charged to each Participant’s Account and Company Contribution Account. The Plan Administrator shall be responsible for selecting the Investment Funds available and for adding or deleting Funds as the Plan Administrator deems appropriate from time to time.

2.25
Key Employee means an employee treated as a “specified employee” as of his Separation from Service under Code section 409A(a)(2)(B)(i) (i.e., a key employee (as defined in Code section 416(i) without regard to section (5) thereof)) if the common stock of SunTrust or an Affiliate is publicly traded on an established securities market or otherwise. Key Employees shall be determined in accordance with Code section 409A using a December 31 identification date. A listing of Key Employees as of an identification date shall be effective for the twelve (12) month period beginning on the April 1 following the identification date.

2.26	Mandatory Deferral means the amount defined in Section 3.4.

2.27
Newly Hired Eligible Employee means an individual who is hired by SunTrust or an Affiliate, who is not a current or former Employee and who meets the criteria for an Eligible Employee on his first Date of Hire.

2.28
Participant means (a) an Eligible Employee who has made a deferral election in accordance with the terms of the Plan; (b) an Employee who has had Mandatory Deferrals credited under the Plan; (c) an Employee who has a SERP Benefit credited under the Plan; (d) an Employee who is credited with a Company Contribution; or (e) an Employee or former Employee who continues to have a Plan benefit attributable to his participation in a prior plan that has not been distributed in full. An individual ceases to be a Participant when his entire benefit under the Plan has been distributed or forfeited.

2.29	Plan means the SunTrust Banks, Inc. Deferred Compensation Plan as described in this document, including any Addenda attached, which are incorporated herein by reference, as amended from time to time.

2.30	Plan Administrator means the party responsible for administering the Plan, as provided in Section 8.1.

2.31	Plan Year means the calendar year.

2.32
Restoration Plan Participants mean, for purposes of determining the Company Contribution and True-Up Contribution, if any, the participants accruing "pay credits" in the SunTrust Banks, Inc. Restoration Plan, as amended and restated from time to time, for the applicable Plan Year. For purposes of determining certain Company Contributions described in Section 3.5(c), “Restoration Plan Participants” mean the Employees accruing benefits in the SunTrust Banks, Inc. Restoration Plan, as amended and restated from time to time (the “Restoration Plan”), as of December 31, 2011 and those Employees who accrued benefits under the Restoration Plan during the 2011 Plan Year but terminated employment due to the circumstances set forth in Section 3.5(b)(2).

2.33	Retirement means a Participant’s Separation from Service on or after attaining age fifty-five (55) and completing at least five (5) Years of Vesting Service.

2.34	Retirement Plan means the SunTrust Banks, Inc. Retirement Plan, as amended and restated from time to time, and any successor plan.

2.35	Separation from Service or Separate from Service means a “separation from service” with SunTrust and its Affiliates within the meaning of Code section 409A.

2.36	SERP means the SunTrust Banks, Inc. Supplemental Executive Retirement Plan, as amended and restated from time to time.

2.37
SERP Account means a bookkeeping account established by SunTrust for a Participant who changes from a position eligible to participate in the SERP to one that is not eligible and credited with a SERP Benefit under Section 3.8.

2.38
SERP Benefit means the benefit amount determined under the SERP that is subject to Code section 409A (excluding any "Grandfathered Amounts," (as defined in the SERP)) and credited to a Participant’s SERP Account, as described in Section 3.8.

2.39	Specified Date means a time or a fixed schedule specified under the Plan in accordance with Treas. Reg. § 1.409A-3(a)(4).

2.40	SunTrust means SunTrust Banks, Inc. or any successor to SunTrust.

2.41
Tier 1 and Tier 2 SERP Participants mean, for purposes of determining the Company Contribution and True-Up Contribution, if any, the Tier 1 and Tier 2 participants accruing benefits in the SERP for the applicable Plan Year.

2.42	True-Up Contribution means the amount credited to a Participant’s Company Contribution Account, as defined in Section 3.6.

2.43
Valuation Date means the last day of each Plan Year and such other dates as the Plan Administrator may determine from time to time. For purposes of benefit distributions under the Plan, the Valuation Date for a distribution shall be the last date by which the Account (or sub-account) or Company Contribution Account must be valued in order to have the distribution of all or part of the Account (or sub-account) or Company Contribution Account paid on the scheduled payment date.

2.44	Years of Vesting Service means "Years of Vesting Service," as defined under the Retirement Plan.

ARTICLE 3

Participation and Contributions

3.1
Participation. Participation in the Plan shall be limited to Eligible Employees and certain other Employees credited with any Company Contributions, Mandatory Deferrals or SERP Benefits. The Plan Administrator shall notify any Employee of his status as an Eligible Employee at such time and in such manner as the Plan Administrator shall determine. An Employee shall become a Participant by making a deferral election as an Eligible Employee under Section 3.2 or by being credited with a Mandatory Deferral under Section 3.4, a Company Contribution under Section 3.5, or a SERP Benefit under Section 3.8.

3.2	Deferral Elections. An Eligible Employee may make an irrevocable election to defer the following types of Eligible Income:

(a)	Base Salary. Certain Eligible Employees, as determined by the Plan Administrator, may elect to defer a portion of Base Salary each payroll period from 6% to 50% in one (1) percent increments.

(b)	Incentive Awards. All Eligible Employees may elect to defer a portion of an Incentive Award from 20% to 90% in five (5) percent increments.

Eligible Income deferred by a Participant under the Plan shall be credited to the Participant’s Account as soon as practicable after the amounts would have otherwise been paid to the Participant.

3.3
Time and Manner of Making Deferral Elections. In order to elect to defer Eligible Income earned during a Plan Year, an Eligible Employee shall file a Deferral Election Form, written or electronic, with the Plan Administrator before the beginning of such Plan Year and in accordance with procedures established by the Plan Administrator. A deferral election under this Section 3.3 shall become irrevocable once the deadline for filing such election has expired, except as provided in Section 3.7.

(a)
Newly Hired Eligible Employee. Notwithstanding the foregoing, if an individual becomes a Newly Hired Eligible Employee after the beginning of a Plan Year, the Plan Administrator has the sole discretion to determine whether such individual may submit a

Deferral Election Form for that Plan Year. If allowed to participate, the Newly Hired Eligible Employee may make an election to defer Base Salary in accordance with the procedures established by the Plan Administrator, provided such election is delivered to the Plan Administrator no later than thirty (30) days after the Employee’s Date of Hire. In the event of a deferral election under this Section 3.3(a), the Deferral Election Form shall apply only to Base Salary earned for services performed on and after the first day of the month following the date the election is filed with the Plan Administrator.

(b)
No Commencement after Promotion or Rehire. If an employee becomes an Eligible Employee for purposes of this Plan after the beginning of a Plan Year, but is not a Newly Hired Eligible Employee, he may not participate in this Plan until the beginning of the next Plan Year, assuming that he is still an Eligible Employee and that he appropriately files a Deferral Election Form with the Plan Administrator.

3.4
Mandatory Deferrals. If any portion of an Incentive Award is subject to mandatory deferral as established prior to the beginning of the Plan Year in which the Incentive Award is earned or as otherwise determined by the Plan Administrator in compliance with Treas. Reg. § 1.409A-2(a)(2) (as provided in the applicable Eligible Plan) (each, a “Mandatory Deferral”), then each Mandatory Deferral shall be subject to the provisions of this Plan. With respect to each Mandatory Deferral, the terms of the Eligible Plan shall determine whether all or part of such Mandatory Deferral is subject to a vesting schedule and if so, what the vesting schedule is; and whether such Mandatory Deferral is subject to any special investment restrictions. Each Mandatory Deferral shall be credited to the Participant’s Account as soon as practicable after the amounts would have otherwise been paid and be paid in accordance with Section 7.9.

3.5
Company Contributions. Each Plan Year beginning effective as set forth below, SunTrust shall credit the following amounts to a Participant’s Company Contribution Account, if applicable (each, a “Company Contribution”):

(a)
Matching Contributions. Each Plan Year beginning on and after January 1, 2012, for a Participant eligible to defer Base Salary, SunTrust shall credit to the Participant’s Company Contribution Account an amount, if any, equal to his elective deferrals credited for such Plan Year under Section 3.2 up to a maximum of 6% of the difference between Sections 3.5(d)(1) and (d)(2) below.

(b)	Company Discretionary Contributions. SunTrust may elect for any Plan Year to make a discretionary Company Contribution. This discretionary Company Contribution for a Plan Year shall be allocated to Eligible Employees (whether or not such Employee actually makes a deferral election under the Plan) who:

(1)	are Employees on the last day of the Plan Year; or

(2)
who cease to be Employees during the Plan Year by reason of (i) death (ii) termination of employment because of a reduction in force (i.e., they received severance pay from SunTrust or an Affiliate pursuant to the SunTrust Banks, Inc. Severance Pay Plan), (iii) termination of employment after attainment of the “early retirement age” (age 55 with 5 Years of Vesting Service for this purpose), or (iv) a Disability incurred during the Plan Year.

This discretionary Company Contribution will be allocated as a uniform percentage of that portion of the Eligible Employee’s Eligible Income equal to the difference between Sections 3.5(d)(1) and (d)(2) below.

A Newly Hired Eligible Employee’s Eligible Income for purposes of Sections 3.5(a) and 3.5(b) shall be the Employee’s Eligible Income earned from his Date of Hire.

(c)    Special One-Time Company Contributions.

(1)
2011 Contribution. SunTrust will make a one-time special Company Contribution for the Plan Year ending December 31, 2011 in an amount equal to 5% of the difference between Sections 3.5(d)(1) and (d)(2) below on behalf of ERISA Excess Plan Participants and Restoration Plan Participants who (1) have completed twenty (20) years of Vesting Service (or Benefit Service as defined in the SunTrust Banks, Inc. Retirement Plan) or (2) have completed ten (10) years of Vesting Service (or Benefit Service as defined in the SunTrust Banks, Inc. Retirement Plan) and satisfy the “Rule of 60” (the sum of age and service equals or exceeds 60) as of December 31, 2011. Each such Employee must be an Employee on December 31, 2011 or must have ceased being an Employee during 2011 on account of one of the reasons set forth in Section 3.5(b)(2) above.

(2)	New-Hire Contributions. SunTrust may make a one-time, discretionary Company Contribution on behalf of a Newly Hired Eligible Employee pursuant to the terms of an initial offer letter or employment agreement and subject to the terms of this Plan.

(d)	Eligible Income. Company Contributions under Section 3.5 (other than Section 3.5(c)(2)) will be based on the Participant’s Eligible Income as follows:

(1)
An amount equal to the lesser of: (i) the Participant’s Eligible Income paid or deferred during the Plan Year, or (ii) two (2) times the annual compensation limit under Code section 401(a)(17) for the Plan Year (i.e., $500,000 for 2012); provided, however, for Tier 1 and Tier 2 SERP Participants and Restoration Plan Participants, this amount shall be equal to the Participant’s Eligible Income paid or deferred during the Plan Year;

(2)	The annual compensation limit under Code section 401(a)(17) for such Plan Year ($250,000 for 2012).

Subject to the limitation above, each Participant’s Company Contribution Account shall be credited with (x) the Company Contributions under Section 3.5(a) as earned on a pay period basis after the total of such Participant’s Eligible Income from SunTrust or an Affiliate reaches the annual compensation limit under Code section 401(a)(17) for the Plan Year, (y) the Company Contributions under Sections 3.5(b) and (c)(1), if applicable, as soon as practical on or after the last payroll processing date for the applicable Plan Year and (z) the Company Contributions under Section 3.5(c)(2), if applicable, as soon as practical on or after the first Date of Hire of the relevant Newly Hired Eligible Employee.

3.6
True-Up Contributions. Each Plan Year beginning effective as set forth below, SunTrust shall credit the following amounts to a Participant’s Company Contribution Account, if applicable (each, a “True-Up Contribution”):

(a)
Nonqualified True-Up Contribution. As soon as practicable on or after the last payroll processing date of each Plan Year beginning on and after January 1, 2010, for a Participant eligible to defer Base Salary, SunTrust shall make a True-Up Contribution, if any, equal to the difference between (i) the Company Contribution for the Participant determined for such Plan Year under Section 3.5(a), regardless of when the Participant reaches the annual compensation limit under Code section 401(a)(17), minus (ii) the actual amount of any Company Contributions under Section 3.5(a) credited during the Plan Year. In no event shall this True-Up Contribution exceed the Participant’s total elective deferrals under Section 3.2 for such Plan Year.

(b)
Savings Plan True-Up Contribution. As soon as practicable on or after the last payroll processing date of each Plan Year beginning on and after January 1, 2013, for a Participant who defers compensation under the SunTrust Banks, Inc. 401(k) Savings Plan (the “Savings Plan”) equal to the maximum contribution limit under Code section 402(g) and whose “Compensation” (as defined in the Savings Plan) during a Plan Year is less than the Code section 401(a)(17) limit for such Plan Year solely as a result of making elective deferrals under this Plan, SunTrust shall make a True-Up Contribution equal to six (6) percent of the difference between (x) the Code section 401(a)(17) limit for such Plan Year, minus (y) the amount of “Compensation” (as defined in the Savings Plan) paid to the Participant during that Plan Year.

3.7
Cancellation of Deferral Election. If a Participant becomes Disabled or obtains a distribution under Section 7.8 on account of an Unforeseeable Emergency, his outstanding deferral elections under this Plan shall be cancelled and no further Eligible Income will be deferred under such elections.

3.8
Transferred SERP Benefits. In the event an Employee changes from a position eligible to participate in the SERP to one that is not eligible for any reason, the Plan Administrator, or its delegate, shall determine, in its or his sole discretion, the SERP Benefit as of the date of such change and shall credit to the Participant's SERP Account an amount equal to the present value of the SERP Benefit as soon as practicable following such date. Such Participant shall continue to vest in the SERP Account during his continued service as an Employee. Solely for purposes of Articles 4 and 5, the SERP Account shall be treated as a sub-account of the Participant’s Account. Notwithstanding anything herein to the contrary other than as specifically provided in the preceding sentence, the SERP Account shall be subject to the terms and conditions of the SERP. To the extent that a Participant satisfies the SERP vesting requirements prior to termination, the SERP Account shall be paid to the Participant in accordance with the time and form of payment established under the SERP.

ARTICLE 4

Investments

4.1
Generally. The Plan Administrator shall specify procedures to allow Participants to make elections among the Investment Funds as to the deemed investment of amounts newly credited to their Accounts and Company Contribution Accounts, as well as the deemed investment of amounts previously credited to these accounts (i.e., reallocation).

4.2
Default Investment. If a Participant fails to make an initial investment election pursuant to Section 4.1, his Account and Company Contribution Account shall be deemed to be invested in one or more Investment Funds selected by the Plan Administrator as the default investment. The Plan Administrator shall have no responsibility to any Participant or anyone claiming a benefit through a Participant if a Participant fails to make an investment election or to change any investment election.

4.3
No Actual Investment Required. Notwithstanding the preceding sections of this Article 4 and any other provision of this document, this Plan shall remain an unfunded plan and the description of Investment Funds in this Article 4, including any election rights of a Participant, shall not obligate SunTrust or any Affiliate to set aside any funds or to make any actual investments pursuant to this Plan. The purpose of the selection of the Investment Funds is to provide a means for measuring the value of a Participant’s Account and the Company Contribution Account, if any, which determines the amount of his Plan benefit.

4.4
Compliance with Securities Laws. Notwithstanding the foregoing provisions of this Article 4, if a Participant is subject to Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”), then such Participant’s investment elections shall be subject to such additional rules as may be established by the Plan Administrator as it deems necessary to ensure that transactions by such Participant comply with Rule 16b-3 of the Exchange Act (or any successor rules).

ARTICLE 5

Allocation to Accounts

5.1
General. A Participant’s benefit under this Plan is equal to the vested balance of his Account (including applicable sub-accounts) and the Company Contribution Account, if applicable. As of each Valuation Date, amounts shall be allocated to and charged against each Participant’s

Account and Company Contribution Account in accordance with this Article 5.

5.2
Distributions and Forfeitures. The balances of a Participant’s Account and Company Contribution Account will be reduced, as applicable, by the amount of any distributions made under Article 7, by any forfeiture pursuant to Section 6.2, 6.4, or 6.5, and as required pursuant to Section 9.12. Any such distributions or forfeitures shall be deemed to reduce pro rata the deemed investment in each Investment Fund in the Participant’s Account and Company Contribution Account.

5.3
Earnings and Losses. As of each Valuation Date selected by the Plan Administrator, each Participant’s Account and Company Contribution Account will be credited with earnings and gains or charged with losses occurring since the last Valuation Date, based on the results that would have been achieved had amounts credited to the Account and Company Contribution Account actually been invested in the Investment Funds selected by the Participant (or in the default Investment Fund, absent a Participant’s election). Earnings, gains and losses will continue to be credited or charged to the Participant’s Account and Company Contribution Account in accordance with this Section 5.3 until all amounts credited to such accounts are paid or forfeited. The amount of such deemed investment gain or loss shall be determined by the Plan Administrator and such determinations shall be final and conclusive upon all concerned.

ARTICLE 6

Vesting

6.1	Generally. Except as provided in Sections 6.2, 6.4 and 6.5, a Participant’s interest in his benefit under this Plan is one hundred percent (100%) vested and nonforfeitable at all times.

6.2
Mandatory Deferrals. If a Participant’s Account has been credited with any Mandatory Deferral that is subject to a vesting period (as set forth in the applicable Eligible Plan), and the Participant terminates employment with SunTrust and its Affiliates for any reason prior to meeting the vesting requirements for such Mandatory Deferral, then that portion of the Mandatory Deferral that is not vested, and the earnings on such nonvested portion shall be forfeited and deducted from the Participant’s Account. Notwithstanding the foregoing, unless approved by the Plan Administrator and otherwise specified in the Eligible Plan, upon a Participant’s death, Disability, Retirement or involuntary termination of employment resulting in the Participant’s eligibility to receive benefits under the SunTrust Banks, Inc.

Severance Pay Plan (disregarding for purposes of determining eligibility, the Participant’s eligibility to receive severance benefits under another severance plan or individual agreement maintained by SunTrust or an Affiliate), the Participant’s nonvested Account balance shall fully vest as of the date such forfeiture would otherwise occur.

6.3
Change in Control. Unless an Eligible Plan provides for some other treatment, if a Participant’s employment with SunTrust or any Affiliate or their successors terminates for any reason, other than termination for Cause, within three (3) years following a Change in Control, any portion of the Participant’s Account or Company Contribution Account that was nonvested at the Change in Control and has not yet vested shall become fully vested immediately prior to the effective time of the Participant’s termination of employment. A Participant’s voluntary termination of employment, including a Participant’s Retirement or voluntary resignation, is not considered termination for Cause for purposes of vesting under this Section 6.3.

6.4
Exception. Notwithstanding the foregoing, a Participant and his Beneficiary shall forfeit the balance credited to his Company Contribution Account (as adjusted pursuant to Article 5) if the Participant is terminated for Cause by SunTrust or an Affiliate prior to a Change in Control. Forfeiture under this Section 6.4 shall be in addition to any other remedies which may be available to SunTrust or an Affiliate at law or in equity.

6.5
Vesting of Company Contribution Account. Unless a different vesting period is specified in an initial offer letter or employment agreement with respect to the portion of a Participant’s Company Contribution Account credited under Section 3.5(c)(2), if a Participant's Date of Hire occurs on or after January 1, 2011, and the Participant terminates employment with SunTrust and its Affiliates for any reason prior to completing two (2) Years of Vesting Service, then his Company Contribution Account and the earnings thereon shall be forfeited. Notwithstanding the foregoing, upon a Participant’s death, Disability, or involuntary termination of employment resulting in the Participant’s eligibility to receive benefits under the SunTrust Banks, Inc. Severance Pay Plan (disregarding for purposes of determining eligibility, the Participant’s eligibility to receive severance benefits under another severance plan or individual agreement maintained by SunTrust or an Affiliate), the Participant’s nonvested Company Contribution Account balance shall fully vest as of the date such forfeiture would otherwise occur.

ARTICLE 7

Distributions

7.1
Normal Form of Payment and Commencement. Except as otherwise provided in this Article 7, when a Participant Separates from Service for any reason, he shall be paid the vested balances of his Account and his Company Contribution Account, if any, under this Plan in a single lump sum cash payment during the first quarter of the calendar year immediately following the year in which his Separation from Service occurs. For the avoidance of doubt, any Company Discretionary Contributions credited to a Participant’s Company Contribution Account under Section 3.5(b) or a 2011 Special One-Time Company Contribution credited to a Participant’s Company Contribution Account under Section 3.5(c)(1) prior to a Participant completing his first Deferral Election Form shall be paid in a single lump sum cash payment during the first quarter of the calendar year immediately following the year in which his Separation from Service occurs, subject to Section 7.3. Any Company Discretionary Contributions credited to a Participant’s Company Contribution Account under Section 3.5(b) or a 2011 Special One-Time Company Contribution credited to a Participant’s Company Contribution Account under Section 3.5(c)(1) subsequent to a Participant completing his first Deferral Election Form shall be paid in accordance with such Deferral Election Form.

7.2
Alternate Form of Payment Election. A Participant who does not wish to have his benefit under this Plan paid in a lump sum pursuant to Section 7.1 may elect on the first Deferral Election Form filed with the Plan Administrator to have the vested balances of his Account and his Company Contribution Account (except for any Company Discretionary Contributions under Section 3.5(b) or a 2011 Special One-Time Contribution under Section 3.5(c)(1) credited to his Company Contribution Account prior to completing his first Deferral Election Form), if any, distributed in five (5) annual installments, with the first payment commencing in the first quarter of the calendar year immediately following the year in which the Participant Separates from Service. Each subsequent annual installment shall be paid during the first quarter of each of the subsequent four (4) calendar years.

(a)
Procedure for Installment Election. A Participant’s election to receive installment payments shall not be effective until received and approved by the Plan Administrator in accordance with Section 3.3.

(b)
Cash-Out. Notwithstanding any elections by a Participant, if the sum of a Participant’s total vested benefits under this Plan, including amounts credited under the 401(k) Excess Plan, the Prior Deferred Compensation Plan and any other account balance plan required to be aggregated with the Plan, as described in Treas. Reg. § 1.409A-1

(c)(2)(i), is less than the applicable dollar amount under Code section 402(g)(1)(B) at the time payments commence under this Section 7.2, the vested balances of his Account and the Company Contribution Account shall be distributed in a lump sum payment during the first quarter of the calendar year immediately following the year in which he Separates from Service.

7.3
Key Employee Delay. Notwithstanding anything herein to the contrary, distributions may not be made to a Key Employee upon a Separation from Service before the date which is six (6) months after the date of the Key Employee’s Separation from Service (or, if earlier, the date of death of the Key Employee). Any payments that would otherwise be made during this period of delay shall be accumulated and paid in the seventh month following the Participant’s Separation from Service and shall continue to be credited or charged with earnings, gains or losses in accordance with Section 5.3 until such amounts are paid or forfeited.

7.4
In-Service Distribution Election. Unless the Plan Administrator announces otherwise for a Plan Year or if not permitted under the terms of an initial offer letter or employment agreement, a Participant may elect on a Deferral Election Form to have the portion of: (i) his Account related to amounts deferred under such Deferral Election Form (and earnings thereon) or (ii) his Company Contribution Account related to amounts deferred pursuant to an initial offer letter or employment agreement under Section 3.5(c)(2) (and earnings thereon); paid to the Participant as of a Specified Date permitted on the Deferral Election Form. If a Deferral Election Form relates to amounts credited under Section 3.5(c)(2), such form must be delivered to the Plan Administrator prior to the first Date of Hire of the relevant Newly Hired Eligible Employee. Unless otherwise specified on the Deferral Election Form or as set forth below, the deferred amount subject to this election will be paid in a lump sum on the Designated Distribution Date.

(a)
Earlier Separation from Service. If a Participant should Separate from Service before his Specified Date(s), any vested portion of his Account or Company Contribution Account subject to an in-service distribution election pursuant to this Section 7.4 will be paid in a lump sum in accordance with Section 7.1 and will not be subject to an election, if any, under Section 7.2.

(b)
Sub-Account. The portion of a Participant’s Account or Company Contribution Account to which an in-service distribution election applies pursuant to this Section 7.4 shall be maintained as a sub-account of the Participant’s Account or Company Contribution Account, as applicable, unless all amounts in the Participant’s Account or Company Contribution

Account, respectively, are subject to an in-service distribution election with the same Specified Date.

(c)
No Company Contributions. Except for Company Contributions credited under Section 3.5(c)(2) as set forth above, in no event shall an in-service distribution election pursuant to this Section 7.4 for a Plan Year apply to any Company Contributions or True-Up Contributions earned during such Plan Year.

7.5
Subsequent Deferral Election. A Participant may make one or more subsequent elections to change the time or form of a distribution for a deferred amount in accordance with the procedures and distribution rules established by the Plan Administrator. An election under this Section 7.5 shall become irrevocable on the date the election is filed with the Plan Administrator, and any election to change the time or form of a distribution shall be effective only if the following conditions are satisfied:

(a)	The new election may not take effect until at least twelve (12) months after the date on which the new election is made;

(b)
In the case of an election to change the time or form of a distribution under Section 7.1, 7.2, or 7.4, a distribution may not be made earlier than at least five (5) years from the date the distribution would have otherwise been made; and

(c)	In the case of an election to change the time of a distribution under Section 7.4, the election must be made at least twelve (12) months before the date the distribution is scheduled to be paid.

7.6
Payment of Death Benefit. Notwithstanding any elections by the Participant or provisions of the Plan to the contrary, if a Participant dies at any time (including after his Separation from Service), the vested balances in the Account and the Company Contribution Account, if any, shall be distributed to the Beneficiary in a lump sum payment in the first quarter of the calendar year immediately following the year of the Participant’s death (provided that any payment that would occur before such calendar quarter shall be paid as scheduled).

7.7
Disability. Notwithstanding any elections by a Participant or provisions of the Plan to the contrary, if a Participant becomes Disabled at any time, then his vested balances in the Account and the Company Contribution Account, if any, will be distributed to the Participant in a lump sum payment in the first quarter of the calendar year immediately following the year in which the Participant becomes Disabled (provided that any payment that would occur before such calendar quarter shall be paid as scheduled).

7.8
Withdrawals for Unforeseeable Emergency. A Participant may withdraw all or any portion of the vested balances in his Account and Company Contribution Account, if any, for an Unforeseeable Emergency. The amount distributed with respect to an Unforeseeable Emergency may not exceed the amount necessary to satisfy such Unforeseeable Emergency plus the amount necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship) or by cessation of deferrals under this Plan.

(a)
Definition. “Unforeseeable Emergency” means, for this purpose, a severe financial hardship to a Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code section 152(a)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

(b)
Participant Evidence. The Plan Administrator shall have the authority to require the Participant to provide such evidence as it deems necessary to determine whether distribution is warranted pursuant to this Section 7.8.

7.9
Distribution of Mandatory Deferrals. Notwithstanding any other provision of the Plan, the vested portion of an Account attributable to a Mandatory Deferral (as adjusted pursuant to Article 5) shall be paid in a lump sum on the Specified Date for each Mandatory Deferral set forth in the Eligible Plan or, if earlier, upon the Participant's death or Disability in accordance with Section 7.6 or 7.7, respectively. In no event shall any Mandatory Deferrals be subject to an election under Section 7.2, 7.4 or 7.5, or to payment under Section 7.8.

7.10
Effect of Taxation. If a portion of the Participant’s balance credited to the Account or the Company Contribution Account is includible in income under Code section 409A, such portion shall be distributed immediately to the Participant.

7.11
Permitted Delays. Notwithstanding the foregoing, any payment to a Participant under the Plan shall be delayed upon the Plan Administrator’s reasonable anticipation that the making of the payment would violate Federal securities laws or other applicable law; provided that any payment delayed pursuant to this Section 7.11 shall be paid in accordance with Code section 409A on the earliest date on which SunTrust reasonably anticipates that the making of the payment will not cause a violation of Federal securities laws or other applicable law.

ARTICLE 8

Plan Administration

8.1	General Administration. SunTrust is the sponsor of the Plan, and the Committee is the Plan Administrator responsible for the operation and administration of the Plan.

8.2
Responsibility of Administrator. The Plan Administrator shall have sole discretionary authority for the operation, interpretation and administration of the Plan. All determinations and actions of the Plan Administrator within its discretionary authority shall be final, conclusive and binding on all persons, except that the Plan Administrator may revoke or modify a determination or action it determines was previously made in error. In addition to the implied powers and duties that may be needed to carry out the administration of the Plan, the Plan Administrator shall have the following specific powers and responsibilities:

(a)	To establish, interpret, amend, revoke and enforce rules and regulations as required or desirable for the efficient administration of the Plan.

(b)	To review and interpret Plan provisions and to remedy provisions that are ambiguous or inconsistent or contain omissions.

(c)	To determine all questions relating to an individual’s eligibility to participate in the Plan, an individual’s right to defer Base Salary, and the validity of an individual’s elections.

(d)
To revoke an individual’s status as an Eligible Employee at any time; provided however, in no event shall such revocation cancel an irrevocable deferral election under the Plan or be applied retroactively to deprive an Employee of benefits accrued under this Plan before such revocation.

(e)	To determine a Participant’s or Beneficiary’s eligibility for benefits from the Plan and to authorize payment of benefits.

(f)
To delegate any of the Plan Administrator’s rights, powers and duties to one or more Employees or officers of SunTrust or to a third-party administrator. Such delegation may include, without limitation, the power to execute any document on behalf of the Plan Administrator and to accept service of legal process for the Plan Administrator at the principal office of SunTrust.

(g)	To employ outside professionals and to enter into agreements on behalf of the Plan Administrator necessary or desirable for administration of the Plan.

8.3
Books, Records and Expenses. The Plan Administrator shall maintain books and records for purposes of this Plan, which shall be subject to the supervision and control of the Plan Administrator. SunTrust shall pay the general expenses of administering this Plan. The Plan Administrator shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by SunTrust with respect to the Plan.

8.4
Compensation. Neither the Plan Administrator nor any delegate who is an employee of SunTrust or an Affiliate shall receive any additional compensation for his services as Plan Administrator or delegate.

8.5
Indemnification. SunTrust (to the full extent permissible under law and consistent with its charters and bylaws) shall indemnify and hold harmless the Plan Administrator, each individual member of the Plan Administrator and any Employee authorized to act on behalf of the Plan Administrator, the Plan Sponsor or any Affiliate under this Plan for any liability, loss, expense, assessment or other cost of any kind or description whatsoever, including legal fees and expenses, which they actually incur for their acts and omissions, past, current or future, in the administration of the Plan.

8.6	Claims. The Plan Administrator shall establish a reasonable claims procedure consistent with the requirements under the Department of Labor regulations under section 503 of ERISA.

ARTICLE 9

Miscellaneous

9.1
Construction. The headings and subheadings in this Plan have been set forth for convenience of reference only and have no substantive effect whatsoever. Whenever any words in this document are used in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and whenever any words in this document are used in the singular or in the plural, they shall be construed as though they were used in the plural or in the singular, as the case may be, in all cases where they would so apply.

9.2
Severability. In the event any provision of the Plan shall be held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted.

9.3
No Alienation or Assignment. A Participant, a spouse or a Beneficiary under this Plan shall have no right or power whatsoever to alienate, commute, anticipate or otherwise assign at law or equity all or any portion of any benefit otherwise payable under this Plan, and SunTrust shall have the right, in the event of any such action, to terminate permanently the payment of benefits to, or on behalf of, any Participant, spouse or beneficiary who attempts to do so.

9.4
Incapacity of Recipient. If any person entitled to a distribution under the Plan is deemed by the Plan Administrator to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until a claim for such payment shall have been made by a duly appointed guardian or other legal representative of such person, the Plan Administrator may provide for all or part of such payment to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person. Any such payment shall be a payment for the account of such person and a complete discharge of any liability of SunTrust, its Affiliates and the Plan to the extent of such payment.

9.5
Unclaimed Benefits. Each Participant shall keep the Plan Administrator informed of his current address and the current address of his designated Beneficiary. The Plan Administrator shall not be obligated to search for the whereabouts of any person if the location of a person is not made known to the Plan Administrator.

9.6
Not a Contract of Employment. Participation in this Plan does not grant to any individual the right to remain in the employ of SunTrust or any Affiliate for any specific term of employment or in any specific capacity or at any specific rate of compensation.

9.7	Unfunded Plan.

(a)
Contractual Liability of SunTrust. This Plan is an unfunded plan maintained primarily for a select group of management or highly compensated employees. The obligation of SunTrust to provide any benefits under the Plan is a mere contractual liability, and SunTrust is not required to establish or maintain any special or separate fund or segregate any assets for the payment of benefits under this Plan. Participants and their Beneficiaries shall not have any interest in any particular assets of SunTrust by reason of its obligation under the Plan and they are at all times unsecured creditors of SunTrust with respect to any claim for benefits under the Plan. All amounts of compensation deferred under this Plan, all property and rights purchased with such amounts and any income attributable to such amounts, rights or property shall constitute general funds of SunTrust.

(b)
Rabbi Trust. SunTrust may, but is not required to, establish any special or separate fund or segregate any assets for the payment of benefits under this Plan. In the event SunTrust should establish a “rabbi” trust to assist in meeting SunTrust’s financial obligations under this Plan, the assets of such trust shall be subject to the claims of the general creditors of SunTrust in the event of SunTrust’s insolvency, as defined in such trust agreement, and Participants in this Plan and their Beneficiaries shall have no preferred claim on, or any legal or equitable rights, claims or interest in any particular assets of such trust. To the extent payments of benefits under this Plan are actually made from any such trust or from any other source, SunTrust’s obligation to make such payments is satisfied, but to the extent not so paid, payment of benefits under this Plan remains the obligation of, and shall be paid by, SunTrust.

9.8
Right to Amend or Terminate Plan. SunTrust expects to continue this Plan indefinitely, but reserves the right to amend or discontinue the Plan should it deem such an amendment or discontinuance necessary or desirable. SunTrust hereby authorizes and empowers the Committee, as Plan Administrator, to amend this Plan in any manner that is consistent with the purpose of this Plan as set forth in this document, without further approval of the Board, and to delegate authority to amend this Plan to one or more appropriate members of the Committee or officers of SunTrust, except as to any matter that the Committee determines may result in a material increased cost to SunTrust or its Affiliates, in which case the consent of the Committee shall be required. No amendment or discontinuance of this Plan shall reduce the vested balances credited to any Participant's Account (including applicable sub-accounts) or Company Contribution Account, if applicable, as of the later of the date such amendment is adopted or the effective date of such amendment or discontinuance.

(a)	Distribution of Accounts. If SunTrust terminates the Plan, distribution of balances in Accounts and Company Contribution Accounts shall be made to Participants and Beneficiaries in the manner and at the time as provided in Article 7, unless SunTrust determines in its sole discretion that all such amounts shall be distributed upon termination of the Plan in accordance with the requirements under Code section 409A.

(b)
Amendment Restrictions. If there is a Change in Control, no amendment shall be made to this Plan thereafter which would adversely affect in any manner whatsoever the benefits payable under this Plan to any Participant absent the express written consent of all Participants who might be adversely affected by such amendment. Any amendment, effective on or after a Change in Control, to merge this Plan with or into another deferred compensation plan shall be deemed to adversely affect the benefits payable under this Plan. Notwithstanding the foregoing, on or after a Change in Control, SunTrust or the Committee may amend this Plan without Participant consent to the extent such an amendment is required by law or is necessary or desirable to prevent adverse tax consequences to Participants or their Beneficiaries provided that SunTrust or the Committee obtains the written opinion of outside counsel that such an amendment is required by law or is necessary or desirable to prevent adverse tax consequences to Participants or their Beneficiaries.

9.9
Taxes. SunTrust or other payor may withhold from a benefit payment under the Plan or from a Participant’s wages in order to meet any federal, state, or local tax withholding obligations with respect to Plan benefits. SunTrust or other payor may also accelerate and pay a portion of a Participant’s benefits in a lump sum equal to the Federal Insurance Contributions Act (“FICA”) tax imposed and the income tax withholding related to such FICA amounts. SunTrust or other payor shall report Plan payments and other Plan-related information to the appropriate governmental agencies as required under applicable laws.

9.10
Binding Effect. This Plan shall be binding upon and inure to the benefit of any successor of SunTrust and any successor shall be deemed substituted for SunTrust under this Plan and shall assume the rights, obligations and liabilities of SunTrust hereunder and be obligated to perform the terms and conditions of this Plan. As used in this Plan, the term “successor” shall include any person, firm, corporation or other business entity or related group of such persons, firms, corporations or business entities which at any time, whether by merger, purchase, reorganization, liquidation or otherwise, or by means of a series of such transactions, acquires all or substantially all of the assets or business of SunTrust.

9.11
Governing Law. The Plan and all actions taken pursuant to the Plan shall be governed by the laws of the State of Georgia (excluding its conflict-of-interest laws) except to the extent such laws are superseded by federal law.

9.12
Regulatory Requirements. Regulatory agencies and federal laws and regulations may impose restrictions on SunTrust and its Affiliates with respect to the payment of compensation and benefits to certain employees who may be Participants in this Plan. These restrictions may be in the form of absolute prohibitions or penalties, which may include tax penalties on SunTrust and its Affiliates or on certain Participants. Notwithstanding any other provision of this Plan document, SunTrust may reduce, eliminate or delay the payment of a Participant’s benefits under this Plan or may take actions that subject such benefits to monetary or tax penalties, as determined by SunTrust in its sole discretion to be required under federal laws or regulations applicable to SunTrust and its Affiliates. In such event, neither SunTrust nor its Affiliates shall have any liability for such reduction, elimination, delay or penalty. Any delay in payment of a Participant's benefits under this Plan will comply with Section 7.11.

IN WITNESS WHEREOF, the undersigned officer has caused this amended and restated SunTrust Banks, Inc. Deferred Compensation Plan to be executed this 24th day of December 2012, effective as of January 1, 2012, except that certain amendments are effective as of other dates stated in the affected sections of this Plan.

SUNTRUST BANKS, INC.            Attest

By: /s/ Kenneth J. Carrig            By: /s/ Jill P. Cecil
Kenneth J. Carrig
Chief Human Resources Officer    Title: AVP – Legal Administrator